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                                                                   EXHIBIT 10.4


                               SUPPLY AGREEMENT


     THIS SUPPLY AGREEMENT dated as of March 27, 1995 by and between Engelhard/ICC, a Pennsylvania General Partnership (hereinafter referred to as the "Supplier") and Chung-Hsin Electric and Machinery Manufacturing Corporation, a corporation duly incorporated under the laws of the Republic of China (hereinafter referred to as "Buyer").

                             W I T N E S S E T H:

     WHEREAS, the Buyer desires to purchase from Supplier, and Supplier desires to sell to the Buyer, Buyer's Requirements (as hereinafter defined) for Rotor Products (as hereinafter defined); and

     WHEREAS, the Buyer may purchase from Supplier, and Supplier may sell to the Buyer, certain Ancillary Products (as hereinafter defined);

     NOW, THEREFORE, for and in consideration of the mutual premises and the terms and conditions hereinafter set forth, the Buyer and Supplier, with the intent to be bound thereby, agree to the following.

ARTICLE I - DEFINITIONS

     As used herein, the following terms have the meanings ascribed to them in this Article (except as otherwise expressly provided) and include the plural as well as the singular:

     1.1 "Agreement" or "Supply Agreement": This agreement as of the date first above written, as the same may be amended from time to time pursuant to the terms hereof, including Schedules A, B. C, and D.

     1.2 "Order": A written request by the Buyer to Supplier to supply a specific quantity and type of Product on a requested delivery date or an oral request by the Buyer to Supplier to supply a specific quantity and type of Product on a requested delivery date provided however that any oral request is confirmed by facsimile sent by the Buyer to Supplier within five (5) days of the date of the oral request followed with mail confirmation.

     1.3  "Products": Ancillary Products and Rotor Products.

     "Rotor Products": Any and all rotors or cassettes which include a desiccant or drying material or agent or that is capable of use for heat exchange or any other purpose, that is used or to be used in any heating/air conditioning/treatment system. It is the intent of the parties that Buyer
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     purchases its requirements of the main components (i.e., Rotor Products)
     from the Supplier.

     "Ancillary Products": Additional ancillary components, full systems or Rub-systems that may also be purchased at the request of Buyer.

Initially, the Products supplied by Supplier will meet the specifications set forth in Schedule A. Schedule A will be amended from time to time to reflect additional, improved or changed Product specifications.

     1.4 "Requirements": All Rotor Products that the Buyer may require in connection with the conduct of its business or that is used in any manner in connection with any activities under the Technology License Agreement (as hereinafter defined), including but not limited to Rotor Products sold, purchased, leased, loaned, conveyed or transferred, directly or indirectly, by or to the Buyer, and whether separately or in combination with other materials.

     1.5 "Technology License Agreement": The Technical Information, Trademark and Patent License Agreement dated March 27, 1995, between the parties hereto, as the same may be amended from time to time pursuant to the terms thereof.

ARTICLE II - SUPPLY OF PRODUCTS

     2.1 Supply. Subject to the terms of this Agreement, the Buyer will purchase exclusively from Supplier all of the Buyer's total Requirements for Rotor Products available from the Supplier. Subject to the terms of this Agreement, Supplier will sell to the Buyer the Buyer's total Requirements for Rotor Products. If Supplier ceases to manufacture Rotor Products, Buyer may purchase Rotor Products elsewhere. Supplier shall accept and fill Orders for replacement parts or workable substitutions for Rotor Products manufactured under the terms of this Agreement for a period of seven (7) years from the date of last manufacture of each such Rotor Product at pricing in accordance with Section 2.4. In addition, the Buyer may purchase from supplier such Ancillary Products as the Buyer chooses. However, the Buyer is not required to place any Orders and the Supplier is not required to supply any Orders for Ancillary Products, except as each party chooses. Each month during the term of this Agreement the Buyer will provide Supplier in writing with its best preliminary estimate of the Buyer's Requirements for Rotor Products for each of the next three (3) to six (6) months as well as an indication of its anticipated Ancillary Products purchases for the next three (3) to six (6) months. All such estimates will be non-binding. However, in no event will Supplier be obligated to fill Orders or deliver




















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quantities of Rotor Products in any month in excess of One Hundred Fifty
Percent (150%) of the estimated Requirements for that month provided at least three months earlier. Each month during the term of this Agreement Supplier will provide the Buyer in writing with its best preliminary estimate of Supplier's production capacity and lead time for Rotor Products for each of the next three (3) to six (6) months. All such figures will be nonbinding, to be used only for general planning purposes and as set forth in the last two sentences of Section 2.2 below. Supplier's present intention is to supply Buyer's anticipated needs of Rotor Products. To this end, such practices and procedures as are set forth in Schedule B will be maintained during the term of this Agreement.

     2.2  Orders. The Buyer will place with Supplier all Orders at least sixty
(60) days prior to the requested delivery date for Rotor Products. Each Order constitutes an irrevocable obligation of the Buyer to purchase from Supplier the quantity and type of Rotor Product set forth in such Order on the terms and conditions set forth in this Agreement. Supplier will not be required to fill any Order to the extent it exceeds Supplier's capacity or lead times communicated pursuant to Section 2.1 above. However, Supplier will exercise reasonable efforts to meet urgent or emergency Orders.

     2.3 Price: Payment. (a) The pricing for Rotor Products is set forth in Schedule C. The price may be adjusted at any time upon mutual agreement between Supplier and Buyer. Supplier understands that Buyer is very interested in cost-competitiveness with other Suppliers. Supplier agrees to continue to work to control the price of Rotor Products and to achieve cost efficiencies, whether through volume, re-engineering, different manufacturing techniques and other methods. From time to time, in the event there is a major change in the market, Supplier and Buyer will meet to discuss price issues and attempt to resolve any differences.

     (b) Each invoice for Supplier issued under this Agreement will be paid by the Buyer within thirty (30) days of the date of such invoice. Buyer will establish and/or maintain a Letter of Credit for payments to Seller. The price does not include freight, insurance or sales, use, excise or other taxes or duties, assessments, levies or other governmental charges (except as set forth in Section 2.5 below) and, accordingly, in addition to the price specified herein, the amount of any freight, insurance or sales, use, excise or other taxes or any duties, assessments, levies or other governmental charges (except as set forth in Section 2.5 below) applicable to the transaction herein shall be paid by the Buyer.

     2.4 Warranty. (a) Supplier's warranty is set forth in Schedule D. Supplier's liability for breach of warranty shall be limited to, as agreed by both parties (i) replacing such non-



















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conforming Product or (ii) refunding the sales price received by Supplier for such non-conforming Product. All claims for breach of warranty must be made by Buyer in writing to Supplier within sixty (60) days of Buyer's knowledge. Where the non-conforming Product is replaced by Supplier or where Supplier refunds the sales price received from Buyer for such Product, Buyer shall return the non-conforming Product to Supplier at Supplier's cost strictly in accordance with Supplier's written instructions concerning handling, shipping, insurance, mode of transportation, and other matters as to which Supplier issues instructions. In no event shall Supplier be liable for: (1) Products damaged in shipment or otherwise without fault of Supplier; (2) defects in Products due to negligence (other than that of Supplier), accident, abuse, improper care or storage, abnormal condition of temperature or moisture; (3) damage to Products which have been tampered with or altered in any way other than by Supplier; or (4) expenses incurred by the Buyer in attempting to correct any defects in Products.

     (b) Supplier warrants to the Buyer that any Product sold by Supplier to Buyer hereunder will not infringe the claim of any U.S. or Republic of China patent owned by a third party covering the Product itself and agrees to indemnify the Buyer against liability for any alleged infringement, provided, however, that the Buyer shall notify Supplier within ten (10) days after receipt by the Buyer of any such claim of alleged infringement or any notice of commencement of any suit based on such alleged infringement, and provided further, that Supplier shall control and remain in control of any and all proceedings taken in defending such suit, including without limitation utilization solely of counsel of Supplier's own selection to defend such suit. Supplier does not warrant against infringement by reason of use of any Product by the Buyer, except to the extent stated in the Technology License Agreement. Supplier also represents that it has no knowledge at the date hereof that would indicate that Products would infringe any patent owned by a third party.

     (c) Recommendations by Supplier, if any, covering the utilization, properties or qualities of Products delivered hereunder or with respect to services performed are believed reliable but Supplier makes no warranty whatever with respect thereto. Use or application of the Products sold by Supplier to the Buyer hereunder is at the discretion of the Buyer without any liability or obligation on the part of Supplier, except to the extent stated in the Technology License Agreement.

     (d) THESE WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR CUSTOM, INCLUDING BUT NOT BY WAY OF LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.





















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     2.5  Delivery.  All Products supplied hereunder will be delivered and all risk of loss and damage and title to Products will pass to the Buyer FOB port of departure (Incoterms l990) which is currently anticipated to be Philadelphia, Pennsylvania, Miami, Florida or any other location specified by Supplier. Buyer will be responsible for all freight, insurance and import into the Republic of China and the payment of all costs, duties and taxes related thereto.

ARTICLE III - GENERAL

     3.1 Notifications. Any notice which either party may be required or desires to give to the other party hereunder, except when otherwise provided for, shall be deemed to be duly given: (i) when received if sent by mail or other delivery service to the other party at the following addresses or any other address of addressee subsequently designated in writing by the duly authorized representative of the party or (ii) when sent by facsimile and receipt is acknowledged to the other party at the following telephone numbers or to any other telephone number subsequently designated in writing by the respective duly authorized representative of the party:

To the Supplier:    Engelhard/ICC
                    441 North 5th Street
                    Philadelphia, Pennsylvania 19123
                    Attention: Chief Executive Officer
                    Fax No: (215) 592-8299

with a copy to:




To Buyer:           Chung-Hsin Electric & Machinery
                    Manufacturing Corporation
                    25, Wen-Te Rd., Lo Shan Tsun,
                    Kwei Shan Shiang,
                    Taoyuan Hsien, Taiwan, ROC
                    Attention: Division General Manager
                    Air Conditioning Products Division
                    Fax No. 886-3-3284157

with a copy to:


     3.2 Term. This Agreement shall become effective as of the date hereof and shall continue thereafter for an initial term of five (X) years and shall be renewed automatically from year to year thereafter; provided, however, that after the initial term of this

















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Agreement, either Supplier or Buyer may terminate this Agreement on December
31 of any year by giving to the other at least six (6) months prior written notice.

     3.3 Termination for Breach. If either party is in material breach of this Agreement, then the other party may, upon at least ninety (90) days' prior written notice, terminate this Agreement, unless within such notice period for breach is cured, in which event the notice of termination becomes ineffective.

     3.4 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement or otherwise, in no event shall Supplier be liable for indirect, incidental, consequential or special damages incurred by the Buyer arising out of or relating to this Agreement or any transactions hereunder even if Supplier has been apprised of or is aware of the possibility of such damages. In no event shall the aggregate liability of Supplier to the Buyer arising out of or relating to any supply of Products or the transactions contemplated hereunder exceed the purchase price paid by the Buyer with respect to the Products in respect of which such claim is made. It is understood by the Supplier that applicable laws may prohibit attempted limitations on Supplier's liability to certain consumers who are not parties to this Agreement.

     3.5 Force Majeure. The failure or delay of any party hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, strikes, lockouts, accidents in transportation or other causes beyond its control shall not be deemed to be a breach of this Agreement; provided, however, that the party so prevented from complying herewith shall continue to take all actions within its power to comply as fully as possible herewith. Except where the nature of the event shall prevent it from doing so, the party suffering such force majeure shall notify the other party in writing within fourteen (14) days after the occurrence of such force majeure and shall in every instance, to the extent it is capable of doing so, use its best efforts to remove or remedy such cause with all reasonable dispatch.

     3.6 Assignment. (a) Neither party shall have the right to transfer or assign its interest or rights in this Agreement or delegate its obligations under this Agreement without the prior written consent of the other party.

     (b) The provisions of Section 3.6(a) above notwithstanding, either party may freely assign its interest and rights in this Agreement to an entity that acquires substantially all of the business assets of the assigning party to which this Agreement applies.




















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     3.7  Unenforceable Terms. Buyer and Supplier each warrant to the other that it is not aware of any term or provision of this Agreement that is invalid, illegal or unenforceable. In any event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect the validity of any remaining portion which shall remain in full force and effect as if the invalid portion was never a part of this Agreement when it was executed. Should the severance of any such part of this Agreement materially affect any other rights and obligations of the parties hereunder, the parties hereto will negotiate in good faith to amend this Agreement in a manner satisfactory to the parties. Failing agreement on such amendment, either party may by notice in writing terminate this Agreement forthwith subject to the provisions of this Agreement relating to consequence of termination.

     3.8 Construction. Article and Section headings are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

     3.9 Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the within subject matter and shall be controlling to the exclusion of all terms and conditions on any purchase order, acknowledgment form or any other documents which may be issued by the parties hereto on or after the date hereof. This Agreement may not by modified or amended except in a writing signed by the parties hereto. No waiver or indulgence of any breach or default hereunder shall be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

     3.10 Prior Agreements. This agreement cancels and supersedes all other written or verbal agreements which may have been in effect prior to this Agreement relating to the within subject matter.

     3.11 Jurisdiction. The construction, validity, and performance of this Agreement shall be governed in all respects by the laws of Singapore (excluding any such laws that may direct the application of the laws of another jurisdiction). The parties hereby submit to the exclusive jurisdiction of the Singapore Courts for all purposes in relation to this Agreement and waive any objections to such jurisdiction on the grounds of venue or forum non conveniens or similar grounds.

























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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives, as of the date first above written.

ENGELHARD/ICC                      CHUNG-HSIN ELECTRIC AND MACHINERY
                                   MANUFACTURING CORPORATION



By:  /s/ ROBERT J. SCHAFFHAUSER    By: /s/ PAO-SHAN KU
    ----------------------------      --------------------------
    Robert J. Schaffhauser             Pao-Shan Ku
Title: Co-Chairman                 Title: President




















































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